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                               BERNARD CHAUS, INC.
                                 530 Seventh Avenue
                                 18th Floor
                                 New York, NY 10018


                                                 January 10, 2001


Mr. Nicholas DiPaolo
530 Seventh Avenue
18th Floor
New York, NY  10018


Dear Mr. DiPaolo:

         We are pleased to offer you employment with Bernard Chaus, Inc. (the "Company") effective as of November 1, 2000 (the "Commencement Date"), on the terms set forth below:

POSITION:          Chief Operating Officer and Vice Chairman of the Board of
                   Directors (reporting to Chief Executive Officer and Board of
                   Directors). You shall devote all of your business time and attention to the business and affairs of the Company consistent with your position with the Company. You shall not be required to relocate out of the New York City area in order to perform your duties hereunder.

TERM:              November 1, 2000 through November 30,  2003.

SALARY: $300,000 per year, payable in intervals consistent with the Company's payroll practices.

SIGN-ON OPTIONS:   Options to purchase 300,000 shares of Common Stock of the
                   Company (the "Sign-on Options") at a per share exercise price of $.50 . The Sign- on Options became fully vested on November 1, 2000 and shall expire on November 1, 2005.

ANNUAL BONUS:      You may receive an annual bonus, cash or otherwise, in the sole discretion of the Compensation Committee of the Board of Directors. Your entitlement to such bonus shall not be a contractual right.

BOARD MEMBERSHIP:  You will be nominated to serve as a member of the Board of
                   Directors each year during the term of this Agreement. You will be deemed to have resigned from the Board of Directors if your employment is terminated for any reason.

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Mr. Nicholas DiPaolo
January 10, 2001
Page 2


AUTOMOBILE
  ALLOWANCE:       During the term of this Agreement, the Company will lease an automobile for your business use at a monthly cost of approximately $1,250. The Company will also pay the costs of maintenance and insurance on such automobile.

BENEFITS:          Participant in the Company's 401(k) plan and other benefits available to senior executives of the Company generally.

VACATION:          Four weeks paid vacation, not to be taken more than two weeks at a time and not to be carried over from year to year.

PUT OPTIONS:       You are hereby awarded options to purchase 3,000,000 shares of Common Stock of the Company at an exercise price of $.375 per share (the "Put Options"); the Put Options shall vest in three equal annual increments on the first, second and third anniversary dates of the Commencement Date (each, an "Annual
                   Vesting Date"), with the last Annual Vesting Date on November
                   1, 2003. The Put Options shall expire on November 1, 2005. As soon as practicable after this Agreement is executed, the Compensation Committee of the Board of Directors will establish a three year cumulative EBITDA ("Cumulative
                   EBITDA") target for the three fiscal year period commencing as of July 1, 2000 and ending on June 30, 2003 (the
                   "Cumulative EBITDA Target"). If the Company has attained the
                   Cumulative EBITDA Target, you shall have the right to sell to the Company, and if offered by you, the Company shall have the obligation to purchase in cash from you, all rights to the then outstanding Put Options held by you (the "Put") at a purchase price equal to the aggregate exercise price of the vested Put Options, i.e. the number of shares of Common Stock underlying the vested Put Options times the exercise price per share of the Put Options (the "Put Price"). For purposes of this Agreement, EBITDA means earnings before interest, taxes, depreciation and amortization calculated in accordance with generally accepted accounting principles. Not later than October 1, 2003, the chief accounting officer of the Company shall deliver to you a calculation of Cumulative EBITDA based upon the audited financial statements for the three fiscal years included within the Cumulative EBITDA Target. Such calculation shall become final and binding ten days after the date of delivery, unless you shall object to such calculation. Any dispute as to such calculation shall be resolved by the Compensation Committee of the Board of Directors of the

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Mr. Nicholas DiPaolo
January 10, 2001
Page 3


                   Company in good faith, whose determination shall be final and binding. Your right to exercise the Put shall commence on the date the calculation of Cumulative EBITDA becomes final and binding and shall terminate ninety days thereafter. In the event that the Company shall terminate your employment without "Cause" (as defined below) or there shall be a "Change In Control" (as defined below), you shall also have the right to exercise the Put, without regard to the Company's performance against the Cumulative EBITDA Target, as to your then vested Put Options as more fully set forth below under the respective captions "Termination Benefits" and "Change in Control Benefits".

TERMS OF
OPTIONS: The Sign-on Options and the Put Options are granted under and subject to the terms of the Company's 1998 Stock Option Plan, as amended which shall govern the Sign-On Options and Put Options, except as specifically set forth herein. The Sign-on Options and Put Options shall be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code, as amended, to the maximum extent permitted by law. In the event your employment is terminated by the Company without Cause, all of your unvested Put Options shall be forfeited and you shall have one year from the termination date to exercise the Sign-on Options (all of which have already vested) and your vested Put Options. In the event your employment is terminated due to your voluntary resignation from your employment with the Company, or as a result of your death or a disability which prevents you from performing your duties for three consecutive months or one hundred and eighty days within any two year period ("Disability"), all of your unvested Put Options shall be forfeited and you (or your legal representatives) shall have six months from the termination date to exercise your Sign-on Options and your vested Put Options. In the event of your termination for Cause, all the unvested Put Options shall be forfeited and you shall have thirty days from the termination date to exercise your Sign-on Options and your vested Put Options.

REGISTRATION
STATEMENT:         All shares of the Common Stock of the Company underlying the outstanding Sign-on Options and the Put Options shall be included in the Company's Registration Statement on Form S-8
                   (or successor form) filed with the Securities and Exchange
                   Commission (the "Registration Statement") in respect of the Company's 1998 Stock Option Plan, as amended. The Company shall amend the Registration Statement to cover such shares as soon as practicable after the date hereof and shall use

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Mr. Nicholas DiPaolo
January 10, 2001
Page 4


                   commercially reasonable efforts to cause the Registration Statement to remain effective for so long as the Company is eligible to use the Registration Statement and any of your Sign-on Options or Put Options are outstanding or, if you have exercised any of such options, you still own any of the underlying shares of Common Stock.

TERMINATION
  BENEFITS:        In the event your employment is terminated by the Company
                   without Cause, other than as a result of your death or Disability, you shall be entitled to receive the following payments and benefits, in full satisfaction of your rights against the Company for termination of your employment: (x) non-competition payments equal to one year base salary, payable in twelve monthly installments; (y) your medical insurance will remain in effect during the period of monthly installments of non-competition payments that are made to you and (z) for a period of 90 days from the date of your termination, you shall have the right to exercise the Put and to receive the Put Price as to your vested Put Options on the date of termination. The foregoing payments and benefits described in clauses (x) and (y) of the preceding sentence shall terminate immediately upon your acceptance of a position as employee (including self-employment) or consultant with another entity, and you agree to provide immediate notice to the Company of your acceptance of any such position. In the event your employment is terminated by the Company for Cause or as a result of your voluntary resignation from the Company or your death or Disability, you shall be paid only your accrued salary and benefits through the date of termination and you shall have no further rights under this Agreement except for the right to exercise your vested options for the period specified under the caption
                   "Terms of Options" above.

CAUSE Conviction of or plea of guilty or nolo contendere to a felony; gross negligence or willful misconduct in performing your duties resulting in material harm to the Company or material diminution in the value of the Common Stock; failure to comply with this Agreement in any material respect or failure to carry out responsibilities assigned by management or the Board of Directors, in either such case, which failure results in material harm to the Company or material diminution in the value of the Common Stock and after, in either case, notice of such failure and a thirty day cure period; commission of fraud, theft against or embezzlement from the Company.

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Mr. Nicholas DiPaolo
January 10, 2001
Page 5


CHANGE IN CONTROL: The Company shall be merged or consolidated with an unaffiliated entity resulting in a change in a majority of the Board of Directors or the Company shall have sold substantially all of its assets to an unaffiliated entity; the acquisition by any person or group of beneficial ownership (as such terms are defined under Regulation 13D of the rules and regulations adopted under the Securities Exchange Act of 1934, as amended) of more than 50% of the Company's then outstanding common stock resulting in a change in a majority of the Board of Directors.

CHANGE IN CONTROL
BENEFIT: Your Put Options scheduled to vest on the next Annual Vesting Date shall vest immediately upon a Change in Control. For a period of ninety days following a Change in Control, you shall have the right to exercise the Put and to receive the Put Price, as to your vested Put Options on the date of the Change in Control. In such event, the Company shall reimburse you for the 20% excise tax payable under Section 280G of the Internal Revenue Code of 1954, as amended (or a successor provision thereof) to the extent that such tax is applicable to the Put; provided, however, you shall be responsible for any taxes that are payable by you on the amount of such reimbursement.

NON-COMPETITION:   You agree not to compete with the business of the Company, directly or indirectly, whether as principal, manager, agent, employee, consultant, investor, advisor or representative, during the term of your employment and for a period thereafter equal to the period of payment of non- competition payments; if your employment is terminated for Cause, the non-competition period shall be one year from the date of such termination. The foregoing will not prohibit a passive investment by you in a public company not exceeding 2% of any class of equity securities of such company.

NON-SOLICITATION
PERIOD: You agree that, for one year after the termination of your employment for any reason, you will not solicit or hire any persons who were employed or acting as a consultant to the Company during the one year period prior to the termination of your employment.

CONFIDENTIALITY:   You agree that you will, during and after the end of the term of your employment, keep confidential all non-public information concerning the Company or its business, except for purposes consistent with the business of the Company or for the benefit of the Company, and you will not,

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Mr. Nicholas DiPaolo
January 10, 2001
Page 6

                   directly or indirectly, use for your own account any of such information. If you are compelled by operation of law or by court order or subpoena to disclose any confidential information concerning the Company or its business, you will provide the Company with notice as soon as practicable after you become aware of such requirement and cooperate with the Company at its expense in seeking a protective order to preserve the confidentiality of the information to the greatest extent practicable.

REMEDIES:          As you can understand, since we have to be protected, the
                   Company will be entitled, in addition to other remedies, to obtain an injunction against any potential or actual violations of your non-competition, non-solicitation or confidentiality agreements.

WITHHOLDING TAXES: All compensation hereunder, including in respect of the Put, shall be subject to applicable withholding taxes.

GOVERNING LAW:     New York

REPRESENTATION:    You represent that your execution of this letter and your
                   performance of your obligations hereunder will not violate the terms of any agreement, arrangement, or understanding, order or decree to which you are a party or by which you are bound.

         Please indicate your acceptance of the terms of this offer letter by your signature below. Once signed by both parties, this offer letter shall be binding on both parties.

                                       Sincerely,

                                       Bernard Chaus, Inc.

                                       By: /s/ Josephine Chaus
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                                           Josephine Chaus
                                           Chief Executive Officer

Accepted and Agreed to as of the date set forth above:

/s/ Nicholas DiPaolo
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Nicholas DiPaolo